UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2007

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Extension of Term of Employment Agreement for Bradley R. Mason

On November 20, 2007, Orthofix International N.V. (“Orthofix”) entered into a letter agreement (the “Letter Agreement”) with Bradley R. Mason, a named executive officer of Orthofix (“Mason”), which extends the term of the current employment agreement between Mason and Orthofix through December 31, 2008.  The employment agreement would have terminated on December 30, 2007 if the parties had not entered into the Letter Agreement.  Pursuant to the employment agreement, Mason serves as a Vice President of the Company and President of Breg, Inc.  Except as it relates to the Performance Accelerated Stock Options Agreement dated November 20, 2003 (the “PASO”), which was originally entered into in conjunction with the acquisition of Breg, Inc. by Orthofix and which is described below, no other amendments were made to the employment agreement.  A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Amended and Restated Performance Accelerated Stock Options Agreement for Bradley R. Mason

In conjunction with the entry into of the Letter Agreement, Orthofix also executed an Amended and Restated Performance Accelerated Stock Options Agreement (the “Amended PASO”) with Mason.  The Amended PASO amends certain of the exercise provisions of the original PASO.  The Amended PASO also contains new or modified provisions intended to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.  A copy of the Amended PASO is attached hereto as Exhibit 10.2 and is hereby incorporated by reference.

Pursuant to the original PASO, Orthofix granted 150,000 stock options (“Options”) to Mason as a key executive officer of Breg, Inc.  The exercise price was fixed at $38.00 per share on November 20, 2003, which was the date Orthofix announced the agreement to acquire Breg, Inc.  The Options vest on December 30, 2007, the fourth anniversary of the grant date, subject to the potential for some accelerated vesting based on Orthofix’s stock price reaching certain targets.  As a result of such feature, 22,500 Options are vested as of the date hereof.  Following full vesting on December 30, 2007, the original PASO limited Mason’s ability to exercise specific numbers of Options during the years 2008 – 2012.  If not exercised sooner as permitted under the original PASO, all Options would have ultimately been exercisable after December 30, 2012, but prior to December 30, 2013.

The Amended PASO does not change the vesting date of the Options.  However, as an inducement for Mason to extend the term of his employment agreement, as well as to meet certain requirements under Section 409A, Mason has elected that his Options will only be exercisable during the fixed period beginning January 1, 2009, and ending on December 31, 2009 (the “Exercise Period”), other than (in certain circumstances) the currently vested 22,500 Options.  Subject to certain termination provisions and notwithstanding any other provisions of the Amended PASO, any portion of the Options that are not exercised by the last day of the Exercise Period will not be exercisable thereafter and will lapse and be cancelled.

Commencement of Employment by and Grant of Stock Options to Timothy M. Adams

As previously detailed by the Company in a press release and related Form 8-K filed on November 11, 2007, as of November 19, 2007 (the “Start Date”), Timothy M. Adams was (a) appointed Chief Financial Officer of the Company and (b) entitled to a grant of 125,000 stock options, which will vest in one-third annual increments beginning on the first anniversary of the Start Date, and a grant of 25,000 stock options, all of which will vest on the third anniversary of the Start Date. The grants were made as additional inducement for Mr. Adams to enter into his employment agreement with the Company’s main operating subsidiary, Orthofix, Inc. and were made under the Company’s Amended and Restated 2004 Long Term Incentive Plan (the “Plan”).  While the main grant was made using the Company’s standard form of non-qualified stock option agreement, the other grant was made through a modified version of such stock option agreement so as to reflect the three-year “cliff vesting” feature of that grant.  A copy of the modified agreement is attached hereto as Exhibit 10.3, and is hereby incorporated by reference.  The exercise price of the stock options under each grant is $58.12, which was the closing market price of the Company’s common stock on the Start Date.  In addition, Mr. Adams has also executed the Company’s standard form of indemnity agreement for executives as of the Start Date.

Item 9.01 Financial Statements and Exhibits.

(c)      Exhibits.

Exhibit No.	Description of Document

10.1	Form of Letter Agreement between Orthofix International N.V. and Bradley R. Mason dated November 20, 2007.

10.2	Form of Amended and Restated Performance Accelerated Stock Options Agreement between Orthofix International N.V. and Bradley R. Mason dated November 20, 2007.

10.3	Nonqualified Stock Option Agreement between Timothy M. Adams and Orthofix International N.V. dated November 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Raymond C. Kolls
Name:	Raymond C. Kolls
Title:	Senior Vice President, General Counsel &
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Form of Letter Agreement between Orthofix International N.V. and Bradley R. Mason dated November 20, 2007.

10.2	Form of Amended and Restated Performance Accelerated Stock Options Agreement between Orthofix International N.V. and Bradley R. Mason dated November 20, 2007.

10.3	Nonqualified Stock Option Agreement between Timothy M. Adams and Orthofix International N.V. dated November 19, 2007.